Thornburg Investment Trust 485BPOS

Exhibit 99.(d)(3)

ELEVENTH AMENDMENT AND SUPPLEMENT TO

SECOND AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

OF

THORNBURG INVESTMENT TRUST

In accordance with paragraph 9 of the Second Amended and Restated Investment Advisory Agreement of Thornburg Investment Trust dated February 1, 2005, and the Sixth Amendment and Supplement to the Second Amended and Restated Investment Advisory Agreement effective December 24, 2013, by which the Second Amended and Restated Investment Advisory Agreement was made applicable to Thornburg Ultrashort Income Fund, the annual percentage fee rate applicable to Thornburg Ultrashort Income Fund, in accordance with paragraph 5 of the Second Amended and Restated Investment Advisory Agreement, effective September 30, 2020 shall be:

Net Assets of Fund	Annual Rate
$0 up to $5 billion	0.250%
$5 billion up to $10 billion	0.225%
Over $10 billion	0.200%

THORNBURG INVESTMENT TRUST

By:	/s/ Curtis Holloway

THORNBURG INVESTMENT MANAGEMENT, INC.

By:	/s/ Nimish S. Bhatt